Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. SECURES

$25 MILLION CREDIT FACILITY WITH KEYBANK

Virginia Beach, VA – April 1, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that it has entered into a $25 million secured guidance line credit facility with KeyBank National Association (“KeyBank”). The Company will be able to utilize this credit facility until December 31, 2015 and expects to use the line of credit towards the acquisition of select grocery-anchored properties located in secondary and tertiary markets throughout the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We appreciate the support of our banking group and are proud to enter into this agreement with such a well-respected lender as KeyBank. We reached this agreement after months of due diligence on both sides, and feel this is an indication of Wheeler’s ability to selectively acquire and proactively manage properties. We believe that this new line of credit supports our growth initiatives and increases the Company’s financial flexibility to acquire “necessity based” properties at a discount to replacement costs.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Specifically, any references to the Company’s ability to identify and utilize the credit line referenced herein to purchase such properties are forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Wheeler Real Estate Investment Trust, Inc. disclaims all obligations to update any forward-looking statements.

Wheeler Real Estate Investment Trust Inc. April 1, 2014	Page 2

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com